Exhibit 99.1

                      PharmaFrontiers Acquires Autologous T
                  Cell Vaccine Rights for Rheumatoid Arthritis


    THE WOODLANDS, Texas--(BUSINESS WIRE)--Jan. 17, 2006--PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, announced today that it has acquired an exclusive worldwide license for the intellectual property rights and research results of an autologous T cell vaccine for rheumatoid arthritis from the Shanghai Institutes for Biological Sciences (SIBS), Chinese Academy of Sciences of the People's Republic of China.
    The U.S. Centers for Disease Control (CDC) estimates that more than two million adults in the U.S. have rheumatoid arthritis, an autoimmune disease. Spending in the U.S. on the treatment of rheumatoid arthritis is projected to grow to $9.5 billion annually by 2013, according to Decision Resources, an independent research firm focused on the pharmaceutical industry.
    The SIBS' initial human clinical trial results indicate that T cell vaccination induces immune responses that correlate with clinical improvements measured as reductions in ACR50 (American College Rheumatology (ACR) criteria, which measures joint swelling and tenderness and other factors such as pain and disability) and reductions in rheumatoid arthritis laboratory parameters.
    Pursuant to the license agreement, in exchange for an initial payment and a running royalty on the sale of commercialized products, PharmaFrontiers receives the exclusive license and all information and data related to the SIBS' clinical trials involving the T cell vaccine.
    "We are very excited by this research and we believe that this therapeutic T cell vaccination approach holds great promise for patients suffering from rheumatoid arthritis," said David McWilliams, chief executive officer of PharmaFrontiers. "This rheumatoid arthritis T cell vaccination program is a good fit with our overall autoimmune T cell therapeutics program in which we are already conducting Phase I/II trials for our T cell vaccine, Tovaxin(TM), to treat Multiple Sclerosis. Our expertise and knowledge of the science of T cells in autoimmune diseases makes us highly qualified to judge this data from the SIBS and to determine a future development pathway."
    The license agreement permits the SIBS' scientists to publish their research results to date after PharmaFrontiers has filed a patent application covering the rheumatoid arthritis T cell vaccine with the U.S. Patent and Trademark Office.
    "We are pleased to have completed this licensing agreement with PharmaFrontiers, a commercialization-driven company with the capability to develop a safe and effective T-cell vaccine for rheumatoid arthritis," said Dr. Guotong Xu, Deputy Director of the Office of Technology Transfer of SIBS. "This agreement will allow us to participate in the clinical development and commercialization of licensed product in China."
    "We believe that the manufacturing and clinical information obtained through this license will allow us to develop and submit an Investigational New Drug application in the near future," said Jim C. Williams, Ph.D., chief operating officer of PharmaFrontiers.

    About Rheumatoid Arthritis

    According to the Arthritis Foundation, rheumatoid arthritis is an autoimmune disease in which the joint lining becomes inflamed as part of the body's immune system activity. Rheumatoid arthritis is one of the most serious and disabling types, affecting mostly women. The CDC reports that arthritis and other rheumatic conditions are the leading cause of disability in the U.S.

    About PharmaFrontiers Corp.

    PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as cardiac and pancreatic conditions and Multiple Sclerosis. PharmaFrontiers owns patented and proprietary individualized cell therapies that are in FDA Phase I/II human dose ranging clinical trials to evaluate their safety and effectiveness in treating MS. The company also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: PharmaFrontiers Corp., The Woodlands
             C. William Rouse 281-775-0608
             brouse@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com
             or
             Media Relations Contact:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com